EXHIBIT 5.1

May 19, 2003

Board of Directors of

Perry Ellis International, Inc.

3000 NW 107th Avenue

Miami, Florida 33172

Ladies and Gentlemen:

I have acted as counsel for Perry Ellis International, Inc., a Florida corporation (“Perry Ellis”), in connection with the preparation of a Registration Statement on Form S-4 (such Registration Statement, as amended, being hereinafter referred to as the “Registration Statement”) which is being filed on the date hereof by Perry Ellis with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed issuance by Perry Ellis of up to 3,250,000 shares (the “Shares”) of its common stock, par value $0.01 per share, pursuant to the Agreement and Plan of Merger dated as of February 3, 2003 (the “Merger Agreement”) among Perry Ellis, Salant Corporation, a Delaware corporation (“Salant”), and Connor Acquisition Corp., a Delaware corporation that is a wholly owned subsidiary of Perry Ellis (“Merger Sub”). The Merger Agreement provides for the merger (the “Merger”) of Merger Sub with and into Salant, with Salant surviving as a wholly owned subsidiary of Perry Ellis.

In that connection, I have examined originals, or copies certified or otherwise identified to my satisfaction, of such documents, corporate records and other instruments as I have deemed necessary or appropriate for the purposes of this opinion, including: (a) the Registration Statement and (b) the joint proxy statement-prospectus that forms a part of the Registration Statement. In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as copies. In examining agreements executed by parties other than Perry Ellis and Merger Sub, I have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and also have assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents, and the validity and binding effect thereof. As to any facts material to the opinion expressed herein which I have not independently verified or established, I have relied upon statements and representations of officers and representatives of Perry Ellis and others.

Based on such examination, I am of the opinion that the Shares have been duly authorized for issuance and, when issued in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and non-assessable.

I am admitted to practice in the State of Florida, and I express no opinion as to any matters governed by any law other than the law of the State of Florida and the Federal law of the United States of America.

I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Matters” in the joint proxy statement-prospectus that forms a part of the Registration Statement. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/S/    ALBERTO DE CARDENAS

Alberto de Cardenas

Senior Vice President and General Counsel

Perry Ellis International, Inc.